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                                                                     EXHIBIT 5.1

                   [Wilson Sonsini Goodrich & Rosati Letterhead]

August 15, 2000

Integrated Telecom Express, Inc.
2710 Walsh Avenue
Santa Clara, CA 95051

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on June 13, 2000 (Registration No. 333-30772), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,440,000 shares of your Common Stock, $0.001 par value per share (the "Shares"). The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to 840,000 shares. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement and pursuant to the underwriting agreements filed as exhibits thereto. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the States of California and Delaware and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI